March 14, 2007

NBC Universal, Inc.
100 Universal City Plaza
Universal City, CA 91608

Ladies and Gentlemen:

Reference is made to the letter of intent, dated January 17, 2007 (the “Letter of Intent”), by and between NBC Universal, Inc. (together with its Affiliates, “NBCU”) and Citadel Limited Partnership (together with its Affiliates, “CLP”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Letter of Intent.

NBCU and CLP agree that Section 2 of the Letter of Intent is hereby amended by deleting subsection (b) thereof. Except as and to the extent expressly modified by this letter agreement, the Letter of Intent shall remain in full force and effect in all respects.

Please acknowledge your agreement to and acceptance of the terms of this letter agreement by signing in the space provided below.

Very truly yours,
CITADEL LIMITED PARTNERSHIP
By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director & Deputy General Counsel

Agreed to and accepted
as of March 14, 2007:

NBC UNIVERSAL, INC.

By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: EVP, BD